News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports first quarter 2022 results
First quarter 2022 GAAP earnings of $1.3 billion, or $0.99 per diluted share
First quarter 2022 Adjusted earnings of $1.6 billion, or $1.23 per diluted share
Results reflect solid loan growth, strong expense control, and continued favorable credit results
Fee revenues were impacted by market volatility and geopolitical uncertainty
Final core bank conversion complete

CHARLOTTE, N.C., (April 19, 2022) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the first quarter of 2022.

Net income available to common shareholders of $1.3 billion was relatively stable compared to the first quarter last year. Earnings per diluted common share were $0.99, an increase of 1.0% compared with the same period last year. Results for the first quarter produced an annualized return on average assets (ROA) of 1.07%, an annualized return on average common shareholders’ equity (ROCE) of 9.0%, and an annualized return on tangible common shareholders’ equity (ROTCE) of 18.6%.

Adjusted net income available to common shareholders was $1.6 billion, or $1.23 per diluted share, excluding merger-related and restructuring charges of $216 million ($166 million after-tax), incremental operating expenses related to the merger of $202 million ($155 million after-tax), a gain on the redemption of noncontrolling equity interest of $74 million ($57 million after-tax) related to the acquisition of certain merchant services relationships, and losses on the sales of securities of $69 million ($53 million after-tax). Adjusted results produced an annualized ROA of 1.31%, an annualized ROCE of 11.1%, and an annualized ROTCE of 22.6%. Adjusted earnings per diluted share were up 4.2% compared to the prior year.

“The first quarter was a historic one for Truist as we completed our largest conversion event, transitioning nearly seven million clients to the Truist ecosystem and rebranding more than 6,000 branches and ATMs to Truist,” said Chairman and CEO Bill Rogers. “We now operate officially as one brand and one bank to our clients. This accomplishment was possible because of the expertise, purposeful commitment, and hard work of thousands of teammates and for them, I am grateful. We remain guided by our purpose as we continue supporting our clients through the transition and look forward to shifting our focus to executional excellence and purposeful growth throughout this year.

“We had a solid first quarter in terms of earnings, though underlying results were mixed in light of market volatility and geopolitical uncertainty. Our strengths this quarter included an improving core margin, with more upside from here, strong expense discipline and continued favorable credit results. Revenues were lower as a result of a challenging environment for investment banking and mortgage, but we remain confident in our outlook given expectations for higher interest rates, our diverse business model, and continued expense discipline. At the same time, we acknowledge the increasing uncertainty presented by a range of geopolitical and economic risks.

“We continued living our purpose for our stakeholders in many ways this quarter, including through the unveiling of Truist One Banking, a first-of-its-kind approach to the checking account experience, developed from direct client feedback. This new approach offers many solutions our clients asked for, including no overdraft fees, that will help more families gain access to mainstream banking services. We announced a goal to achieve net-zero greenhouse emissions by 2050, supporting our clients’ transition to a low-carbon economy; and we continue to be well ahead of schedule with regard to our $60 billion Community Benefits Plan commitment. This is only the beginning for Truist as we work to create distinctive client experiences that inspire and build better lives and communities.”

First Quarter 2022 Performance Highlights

•Earnings per diluted common share for the first quarter of 2022 were $0.99
◦Adjusted diluted earnings per share were $1.23 up $0.05 per share, or 4.2%, compared to first quarter 2021 driven by a lower provision for credit losses
◦ROA was 1.07%; adjusted ROA was 1.31%
◦ROCE was 9.0%; adjusted ROCE was 11.1%
◦ROTCE was 18.6%; adjusted ROTCE was 22.6%

•Taxable-equivalent revenue for the first quarter of 2022 was $5.4 billion, down 4.3% compared to fourth quarter 2021 and down 2.9% compared to first quarter 2021
◦Noninterest income was down 7.8% compared to fourth quarter 2021 and down 2.5% compared to first quarter 2021
▪Investment banking revenues were lower due to volatile market conditions
▪Residential mortgage income declined due to lower margins and refinance volumes resulting from the higher rate environment
▪Strong insurance income due to continued organic growth and acquisitions
◦Taxable-equivalent net interest income was down 1.8% compared to fourth quarter 2021 and down 3.1% compared to first quarter 2021
▪Decline compared to fourth quarter 2021 was primarily due to two fewer days, lower purchase accounting accretion and lower PPP fees
◦Net interest margin was 2.76%, flat from fourth quarter 2021
▪Core net interest margin was 2.57%, up two basis points from fourth quarter 2021, driven by lower premium amortization on the securities portfolio
◦GAAP operating leverage was negative 460 basis points year-over-year
◦Adjusted operating leverage was negative 240 basis points year-over-year

•Noninterest expense for the first quarter of 2022 was $3.7 billion, down 0.7% compared to fourth quarter 2021 and up 1.8% compared to first quarter 2021
◦Adjusted noninterest expense was $3.1 billion, down 0.4% compared to fourth quarter 2021 as lower incentives were partially offset by seasonally higher payroll taxes
◦Adjusted noninterest expenses was relatively stable compared to first quarter 2021 as lower incentives, lower salaries from fewer FTEs and lower net occupancy costs were partially offset by higher software, marketing and other expenses
◦GAAP efficiency ratio was 69.0%, compared to 66.5% for fourth quarter 2021
◦Adjusted efficiency ratio was 58.3%, compared to 56.0% for fourth quarter 2021

•Asset quality remains excellent, reflecting our prudent risk culture, diverse portfolio, and the continued favorable credit environment
◦Nonperforming loans held for investment ratio was 0.36%, down two basis points compared to the fourth quarter 2021
◦Net charge-offs were 0.25% of average loans and leases, stable compared to fourth quarter 2021
◦The ALLL ratio was 1.44% compared to 1.53% for fourth quarter 2021
▪Provision for credit losses was a benefit of $95 million for first quarter 2022, primarily reflecting the continued favorable credit environment
▪The ALLL coverage ratio was 5.78X annualized net charge-offs, versus 6.14X for fourth quarter 2021

•Capital and liquidity levels remained strong; deployed capital through organic loan growth, dividend and acquisitions
◦Common equity tier 1 to risk-weighted assets was 9.4%
◦Completed acquisition of Kensington Vanguard National Land Services to expand title insurance operations and acquired certain merchant services relationships
◦Consolidated average LCR ratio was 111%

EARNINGS HIGHLIGHTS				Change 1Q22 vs.
(dollars in millions, except per share data)	1Q22	4Q21	1Q21	4Q21	1Q21
Net income available to common shareholders	$1,327	$1,524	$1,334	$(197)	$(7)
Diluted earnings per common share	0.99	1.13	0.98	(0.14)	0.01

Net interest income - taxable equivalent	$3,209	$3,267	$3,313	$(58)	$(104)
Noninterest income	2,142	2,323	2,197	(181)	(55)
Total taxable-equivalent revenue	$5,351	$5,590	$5,510	$(239)	$(159)
Less taxable-equivalent adjustment	26	24	28
Total revenue	$5,325	$5,566	$5,482

Return on average assets	1.07%	1.19%	1.17%	(0.12)%	(0.10)%
Return on average risk-weighted assets (current quarter is preliminary)	1.46	1.64	1.58	(0.18)	(0.12)
Return on average common shareholders’ equity	9.0	9.8	8.7	(0.8)	0.3
Return on average tangible common shareholders’ equity (1)	18.6	18.9	16.4	(0.3)	2.2
Net interest margin - taxable equivalent	2.76	2.76	3.01	—	(0.25)
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2022 compared to Fourth Quarter 2021

Total taxable-equivalent revenue was $5.4 billion for the first quarter of 2022, a decrease of $239 million, or 4.3%, compared to the prior quarter.

Net interest income for the first quarter of 2022 was down $58 million, or 1.8%, compared to the prior quarter due primarily to fewer days, lower purchase accounting accretion and lower fees from PPP loans, partially offset by lower premium amortization related to the securities portfolio. Average earning assets decreased $945 million, or 0.2%, compared to the prior quarter, as growth in average total loans of $1.4 billion, or 0.5%, was more than offset by decreases of $935 million, or 14%, in average trading assets, $718 million, or 0.5%, in average securities, and $702 million, or 3.6%, in average other earning assets. Average deposits increased $4.3 billion, or 1.0%, and average long-term debt decreased $2.3 billion, or 6.1% due to redemptions and maturities.

The net interest margin was 2.76% for the first quarter, flat compared to the prior quarter. The yield on the total loan portfolio for the first quarter was 3.69%, down ten basis points compared to the prior quarter primarily due to lower purchase accounting accretion and lower PPP fees. The yield on the average securities portfolio for the first quarter was 1.68%, up 11 basis points compared to the prior quarter due to lower premium amortization. Core net interest margin was 2.57%, for the first quarter, up two basis points compared to the prior quarter driven by lower premium amortization on securities, partially offset by lower fees on PPP loans.

The average cost of total deposits was 0.03%, flat compared to the prior quarter. The average cost of long-term debt was 1.50%, up 15 basis points compared to the prior quarter resulting from hedging activity.

The provision for credit losses was a benefit of $95 million and net charge-offs were $178 million for the first quarter, compared to a benefit of $103 million and net charge-offs of $182 million, respectively, for the prior quarter. The net charge-off ratio for the current quarter of 0.25% was stable compared to fourth quarter 2021.

Noninterest income was $2.1 billion, a decrease of $181 million, or 7.8%, compared to the prior quarter. The first quarter of 2022 includes securities losses of $69 million and the gain on the redemption of a noncontrolling equity interest (other income) of $74 million. Investment banking and trading income decreased $116 million, or 31%, due to lower merger and acquisition fees, loan syndication fees, high-yield bonds and equity originations. Residential mortgage income decreased $70 million, or 44%, primarily due to lower production income (due to lower margins and refinance volumes). Revenues from residential mortgage servicing activities were down slightly as lower servicing fees and higher hedging costs were partially offset by lower decay related to mortgage servicing assets. Insurance income increased $61 million, or 9.2%, primarily due to seasonally higher employee benefit plan commissions. Service charges on deposits and card and payment related fees were down $33 million primarily due to seasonality. Excluding the gain on the redemption of noncontrolling equity interest and a $37 million decrease for assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, other income increased $31 million as the prior quarter included a valuation decrease for derivatives related to Visa shares.

Noninterest expense was $3.7 billion for the first quarter, down $26 million, or 0.7%, compared to the prior quarter. Merger-related and restructuring charges were relatively stable as higher costs incurred for client day one conversions were largely offset by lower costs in connection with system conversions, data center migrations, and the voluntary separation and retirement program. Incremental operating expenses related to the merger decreased $13 million compared to fourth quarter 2021 primarily reflected in personnel expense, partially offset by higher net occupancy expense in connection with updating the branch network to incorporate the Truist brand. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense decreased $12 million, or 0.4%, compared to the prior quarter. Personnel expense decreased $45 million ($10 million on an adjusted basis), or 2.1%, compared to fourth quarter 2021 due to lower incentives resulting from declines in noninterest income and lower other employee benefits due to the decrease in noninterest income for post-retirement benefits, partially offset by seasonally higher payroll taxes. The decrease in personnel expense was partially offset by increased operational losses (other expense) and increased marketing and customer development costs.

The provision for income taxes was $330 million for the first quarter of 2022, compared to $367 million for the prior quarter. The effective tax rate for the first quarter of 2022 was 18.9%, compared to 18.6% for the prior quarter.

First Quarter 2022 compared to First Quarter 2021

Total taxable-equivalent revenues were $5.4 billion for the first quarter of 2022, a decrease of $159 million, or 2.9%, compared to the earlier quarter.

Net interest income for the first quarter of 2022 was down $104 million, or 3.1%, compared to the earlier quarter due to lower purchase accounting accretion, lower PPP fees, and a decrease in loan balances. These decreases were partially offset by growth in the securities portfolio and lower funding costs. Average earning assets increased $26.0 billion, or 5.9%, compared to the earlier quarter. The increase in average earning assets reflects a $30.4 billion, or 25%, increase in average securities, a $1.5 billion, or 8.7%, increase in average other earning assets, and a $1.1 billion, or 23%, increase in average interest earning trading assets, while average total loans and leases decreased $7.1 billion, or 2.4%. The growth in average earning assets is a result of the deployment of strong deposit growth resulting from fiscal and monetary stimulus. Average deposits increased $32.1 billion, or 8.4%, compared to the earlier quarter, while average long-term debt decreased $2.5 billion, or 6.6%.

Net interest margin was 2.76%, down 25 basis points compared to the earlier quarter. The yield on the total loan portfolio for the first quarter of 2022 was 3.69%, down 40 basis points compared to the earlier quarter, reflecting the impact of lower purchase accounting accretion, lower PPP fees, and the ongoing impact of the lower rate environment. The yield on the average securities portfolio was 1.68%, up 23 basis points compared to the earlier quarter primarily due to higher yields on new purchases and lower premium amortization. Core net interest margin was 2.57% for the first quarter, down 12 basis points compared to the earlier quarter driven by lower PPP fees, higher levels of liquidity, and the ongoing impact of the lower rate environment.

The average cost of total deposits was 0.03%, down two basis points compared to the earlier quarter. The average cost on short-term borrowings was 0.60%, down 22 basis points compared to the earlier quarter. The average cost on long-term debt was 1.50%, down seven basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the impact of repricing of liabilities at lower rates.

The provision for credit losses was a benefit of $95 million, compared to a cost of $48 million for the earlier quarter. The current quarter includes a reserve release due to the continued favorable credit environment. Net charge-offs for the first quarter of 2022 totaled $178 million compared to $238 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.25% was down eight basis points compared to the earlier quarter.

Noninterest income for the first quarter of 2022 decreased $55 million, or 2.5%, compared to the earlier quarter. The first quarter of 2022 includes securities losses of $69 million and the gain on the redemption of noncontrolling equity interest (other income) of $74 million. The earlier quarter included a gain of $37 million from the divestiture of certain businesses (other income). Excluding the aforementioned items, noninterest income was down $23 million, or 1.1%. Insurance income increased $101 million, or 16%, due to continued organic growth and acquisitions. Investment banking and trading income decreased $85 million, or 25%, due to lower high yield bond and equity originations fees, lower core trading income, and lower CVA gains, partially offset by higher structured real estate fees. Residential mortgage income decreased $11 million, or 11%, as lower production income (due to lower margins and refinance volumes) was largely offset by higher servicing income (due to lower prepayments). Excluding the gain on the redemption of noncontrolling equity interest, the gain in the earlier quarter from the divestiture of certain businesses and a $67 million decrease for assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, other income increased $56 million, due to higher investment income from the Company's SBIC and other investments.

Noninterest expense for the first quarter of 2022 was up $64 million, or 1.8%, compared to the earlier quarter. Merger-related and restructuring charges increased $75 million due to costs for client day one conversions. Incremental operating expenses related to the merger increased $27 million, primarily reflected in net occupancy expense in connection with updating the branch network to incorporate the Truist brand. The prior quarter also includes $36 million of expense associated with an acceleration of loss recognition related to certain terminated cash flow hedges and a small gain on the extinguishment of debt. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense was relatively stable compared to the earlier quarter. Personnel expense decreased $91 million, or 4.2%, due to lower other employee benefits as a result of the decrease in noninterest income for post-retirement benefits, lower incentives (due to declines in noninterest income), and lower salaries driven by fewer FTEs. Additionally, other expense increased $29 million due to increased operational losses, software expense increased $22 million, and marketing and customer development expense increased $18 million due to increased branding efforts.

The provision for income taxes was $330 million for the first quarter of 2022, compared to $351 million for the earlier quarter. The effective tax rate for the first quarter of 2022 was 18.9%, compared to 19.2% for the earlier quarter, primarily due to discrete tax expenses resulting from the divestiture of certain businesses in the prior year.

LOANS AND LEASES
(dollars in millions) Average balances	1Q22	4Q21	Change	% Change
Commercial:
Commercial and industrial	$138,872	$134,804	$4,068	3.0%
CRE	23,555	24,396	(841)	(3.4)
Commercial construction	5,046	5,341	(295)	(5.5)
Total commercial	167,473	164,541	2,932	1.8
Consumer:
Residential mortgage	47,976	47,185	791	1.7
Residential home equity and direct	24,883	25,146	(263)	(1.0)
Indirect auto	26,088	26,841	(753)	(2.8)
Indirect other	10,860	10,978	(118)	(1.1)
Student	6,648	6,884	(236)	(3.4)
Total consumer	116,455	117,034	(579)	(0.5)
Credit card	4,682	4,769	(87)	(1.8)
Total loans and leases held for investment	$288,610	$286,344	$2,266	0.8

Average loans and leases held for investment for the first quarter of 2022 were $288.6 billion, up $2.3 billion, or 0.8%, compared to the fourth quarter of 2021. Excluding a $1.1 billion decrease in average PPP loans, average loans held for investment were up $3.3 billion, or 1.2%.

Average commercial loans increased $2.9 billion, or 1.8%, as a result of $6.5 billion, or 5.1%, growth within the commercial and industrial portfolio, excluding PPP and mortgage warehouse lending. This growth was partially offset by a $1.4 billion decrease in mortgage warehouse lending (commercial and industrial), a $1.1 billion decrease in average PPP loans (commercial and industrial), a $841 million decrease in average CRE loans, and a $295 million decrease in average commercial construction loans.

Average consumer loans decreased $579 million, or 0.5% due to a $753 million decrease in indirect auto due to market dynamics and the competitive environment, a $263 million decrease in residential home equity and direct, and a $236 million decrease in student loans. The decreases were partially offset by a $791 million increase in residential mortgages due to the continued strategy to put certain correspondent channel production onto the balance sheet and lower prepayments.

DEPOSITS
(dollars in millions) Average balances	1Q22	4Q21	Change	% Change
Noninterest-bearing deposits	$145,933	$146,492	$(559)	(0.4)%
Interest checking	112,159	110,506	1,653	1.5
Money market and savings	141,500	137,676	3,824	2.8
Time deposits	15,646	16,292	(646)	(4.0)
Total deposits	$415,238	$410,966	$4,272	1.0

Average deposits for the first quarter of 2022 were $415.2 billion, an increase of $4.3 billion, or 1.0%, compared to the prior quarter. Average noninterest bearing deposits declined 0.4% compared to the prior quarter and represented 35.1% of total deposits for the first quarter of 2022, compared to 35.6% for the prior quarter. Average interest checking and money market and savings grew 1.5% and 2.8%, respectively, compared to the prior quarter. Average time deposits decreased 4.0% primarily due to the maturity of higher-cost accounts.

CAPITAL RATIOS	1Q22	4Q21	3Q21	2Q21	1Q21
Risk-based:	(preliminary)
Common equity Tier 1	9.4%	9.6%	10.1%	10.2%	10.1%
Tier 1	11.0	11.3	11.9	12.0	12.0
Total	13.0	13.2	13.9	14.2	14.3
Leverage	8.6	8.7	9.0	9.1	9.4
Supplementary leverage	7.3	7.4	7.8	7.9	8.3

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.48 per share during the first quarter of 2022. The dividend payout ratio for the first quarter of 2022 was 48%.

Truist CET1 ratio was 9.4% as of March 31, 2022. The 20 basis point decline compared to the fourth quarter 2021 CET1 ratio reflects capital deployed through the acquisition of Kensington Vanguard National Land Services, the acquisition of certain merchant services relationships, an increase in risk-weighted assets, and the impact from the phase in of the CECL transition relief.

Truist’s average LCR was 111% for the three months ended March 31, 2022, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients.

ASSET QUALITY
(dollars in millions)	1Q22	4Q21	3Q21	2Q21	1Q21
Total nonperforming assets	$1,135	$1,163	$1,204	$1,192	$1,299
Total performing TDRs	1,515	1,390	1,475	1,501	1,539
Total loans 90 days past due and still accruing	1,914	1,930	1,872	2,068	2,072
Total loans 30-89 days past due	2,101	2,044	1,823	1,824	1,788
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.36%	0.38%	0.38%	0.37%	0.40%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.37	0.38	0.40	0.39	0.42
Nonperforming assets as a percentage of total assets	0.21	0.21	0.23	0.23	0.25
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.72	0.71	0.64	0.64	0.61
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.66	0.67	0.66	0.72	0.71
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.04	0.03	0.03	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.44	1.53	1.65	1.79	1.94
Net charge-offs as a percentage of average loans and leases, annualized	0.25	0.25	0.19	0.20	0.33
Ratio of allowance for loan and lease losses to net charge-offs, annualized	5.78x	6.14x	8.79x	8.98x	5.87x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.99x	4.07x	4.35x	4.83x	4.84x

Nonperforming assets totaled $1.1 billion at March 31, 2022, down $28 million compared to December 31, 2021 due to declines in the commercial and industrial portfolio. Nonperforming loans and leases held for investment were 0.36% of loans and leases held for investment at March 31, 2022, down two basis points compared to December 31, 2021.

Performing TDRs were up $125 million compared to the prior quarter primarily due to an increase in government guaranteed residential mortgages.

Loans 90 days or more past due and still accruing totaled $1.9 billion at March 31, 2022, down $16 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.66% at March 31, 2022, down one basis point from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at March 31, 2022, up one basis point from December 31, 2021.

Loans 30-89 days past due and still accruing of $2.1 billion at March 31, 2022 were up one basis point compared to the prior quarter due to an increase in the commercial and industrial portfolio, partially offset by seasonal declines in the indirect auto portfolio and a decline in the student portfolio.

Net charge-offs during the first quarter totaled $178 million, or 0.25% as a percentage of average loans, and was stable compared to the prior quarter.

The allowance for credit losses was $4.4 billion and includes $4.2 billion for the allowance for loan and lease losses and $253 million for the reserve for unfunded commitments. The ALLL ratio was 1.44% compared to 1.53% at December 31, 2021. The ALLL covered nonperforming loans and leases held for investment 3.99X compared to 4.07X at December 31, 2021. At March 31, 2022, the ALLL was 5.78X annualized net charge-offs, compared to 6.14X at December 31, 2021.

SEGMENT RESULTS				Change 1Q22 vs.
(dollars in millions)
Segment Net Income	1Q22	4Q21	1Q21	4Q21	1Q21
Consumer Banking and Wealth	$864	$965	$681	$(101)	$183
Corporate and Commercial Banking	985	1,162	966	(177)	19
Insurance Holdings	152	126	133	26	19
Other, Treasury & Corporate	(585)	(651)	(307)	66	(278)
Total net income	$1,416	$1,602	$1,473	$(186)	$(57)

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2021.

First Quarter 2022 compared to Fourth Quarter 2021

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $864 million for the first quarter of 2022, a decrease of $101 million compared to the prior quarter. Segment net interest income decreased $47 million primarily driven by lower average loans, lower purchase accounting accretion, and fewer days, partially offset by an increase in funding credits on deposits. The allocated provision for credit losses increased $15 million which reflects seasonally higher charge offs. Noninterest income decreased $42 million driven by lower residential mortgage income, primarily due to lower production income (due to lower margins and refinance volumes) and slightly lower mortgage servicing income, lower service charges on deposits due to lower incidence rates from higher balances due to seasonal tax refunds, and seasonally lower card and payment related fees, partially offset by an increase in other income related to the gain on the redemption of a noncontrolling equity interest in the current quarter. Noninterest expense decreased $31 million primarily due to lower occupancy expense, professional fees and outside processing from lower production related expenses, and lower merger related restructuring charges, partially offset by increased operational losses in the current quarter.

Average loans held for investment decreased $1.7 billion, or 1.3%, compared to the prior quarter primarily due to lower mortgage warehouse lending and indirect auto loans as well as declines in home equity and direct lending and student lending, partially offset by higher residential mortgage balances driven by the continued impact of correspondent strategies. Average total deposits increased $4.3 billion, or 1.7%, compared to the prior quarter primarily due to tax refunds and other seasonal impacts in the current quarter.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $985 million for the first quarter of 2022, a decrease of $177 million compared to the prior quarter. Segment net interest income decreased $46 million due to lower fee income associated with PPP loan forgiveness and fewer days, partially offset by growth in core loan balances and higher purchase accounting accretion. The allocated provision for credit losses increased $33 million primarily due to a lower reserve release than the prior quarter. Noninterest income decreased $171 million primarily due to lower investment banking income driven by lower merger and acquisition fees, lower loan syndications, high yield bonds, equity originations, lower core trading income, and lower investment income from the Company’s SBIC and other equity investments, partially offset by increased revenues from investment grade bond originations and positive CVA/DVA mark to market. Noninterest expense decreased $57 million primarily driven by lower incentive compensation.

Average loans held for investment increased $4.5 billion, or 3.0%, compared to the prior quarter primarily due to increases in core commercial and industrial loans partially offset by decreases in average PPP loans (commercial and industrial), average CRE loans, and average commercial construction loans. Average total deposits decreased $3.1 billion, or 2.0%, compared to the prior quarter primarily due to the inflows of seasonal municipal tax related deposits in the prior quarter.

Insurance Holdings (“IH”)

IH net income was $152 million for the first quarter of 2022, an increase of $26 million compared to the prior quarter. Noninterest income increased $56 million primarily due to seasonality in employee benefit commissions. Noninterest expense increased $13 million primarily due to seasonally higher payroll taxes and employee benefits in the current quarter.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $585 million for the first quarter of 2022, compared to a net loss of $651 million for the prior quarter. Net interest income increased $32 million primarily due to higher earnings in the securities portfolio from purchases of higher yielding MBS and lower premium amortization. The allocated provision for credit losses decreased $41 million which reflects a reserve release in the current quarter. Noninterest income decreased $24 million primarily driven by losses on the sale of securities this quarter as well as valuation changes from assets held for certain post-retirement benefits, partially offset by the prior quarter valuation decrease for derivatives related to Visa shares. Noninterest expense increased $49 million primarily due to higher occupancy expenses and merger related and restructuring charges in the current quarter.

First Quarter 2022 compared to First Quarter 2021

Consumer Banking and Wealth

CB&W net income was $864 million for the first quarter of 2022, an increase of $183 million compared to the earlier quarter. Segment net interest income increased $194 million primarily driven by higher interest rates, favorable funding credit on deposits, and increased deposit balances, partially offset by lower purchase accounting accretion. The allocated provision for credit losses decreased $26 million reflecting the impact of a larger allowance release than the earlier quarter as well as lower charge offs. Noninterest income increased $30 million compared to earlier quarter primarily due to the gain on the redemption of noncontrolling equity interest in the current quarter as well as an increase in card and payment fees driven by increased sales volume, partially offset by a gain from the divestiture of certain businesses in the earlier quarter and lower residential mortgage income. Noninterest expense was flat compared to the earlier quarter.

Corporate and Commercial Banking

C&CB net income was $985 million for the first quarter of 2022, an increase of $19 million compared to the earlier quarter. Segment net interest income decreased $31 million primarily due to lower fee income associated with PPP loan forgiveness and lower purchase accounting accretion, partially offset by higher funding credit on deposits and increases to non-interest bearing deposit balances. The allocated provision for credit losses decreased $115 million primarily reflecting a reserve release due to improving economic outlook and lower charge offs in the current quarter. Noninterest income decreased $73 million compared to the earlier quarter due to lower high yield bond and equity originations fees, lower credit trading income, and lower CVA/DVA mark to market gains, partially offset by higher structured real estate fees as well as higher investment income from the Company's SBIC and other investments. Noninterest expense decreased $18 million driven by lower professional fees and intangible amortization expense in the current quarter.

Insurance Holdings

IH net income was $152 million for the first quarter of 2022, an increase of $19 million compared to the earlier quarter. Noninterest income increased $104 million primarily due to continued organic growth and acquisitions. Noninterest expense increased $80 million primarily due to higher performance-based incentives and salaries.

Other, Treasury & Corporate

OT&C generated a net loss of $585 million in the first quarter of 2022, compared to a net loss of $307 million in the earlier quarter. Net interest income decreased $265 million primarily due to higher funding credit on deposits to other segments, partially offset by higher earnings in the securities portfolio from higher yields on new purchases and lower premium amortization. The allocated provision for credit losses was flat compared to the earlier quarter. Noninterest income decreased $116 million primarily due to securities losses in the current quarter and valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense. Noninterest expense was flat compared to the earlier quarter.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist’s live first quarter 2022 earnings conference call at 8 a.m. ET today, please call 855-303-0072 and enter the participant code 100038. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 100038).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s First Quarter 2022 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $544 billion as of March 31, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Adjusted Operating Leverage - The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Pre-Provision Net Revenue - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits and long-term debt from SunTrust and other acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders’ equity, amortization of intangible assets. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist’s management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist’s management uses this measure in its analysis of the Corporation’s Insurance Holdings segment. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist’s management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2022 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, decreased demand for certain types of loans, and increases in the allowance for credit losses; a resurgence of the pandemic, whether due to new variants of the coronavirus or other factors, could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;
•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets, including as a result of the military conflict between Russia and Ukraine, could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;

•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated in the increased work-from-home environment caused by the COVID-19 pandemic as job markets may be less constrained by physical geography;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber-attacks, which have increased in frequency following the Russian invasion of Ukraine, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.